Exhibit 99.1

United Online Reports Third Quarter Results

  Total Revenues of $193.5 Million, Operating Income of $25.6 Million and Adjusted OIBDA of $46.4 Million in Q3 2010
  Repurchased 2.2 Million Common Shares During Q3 2010 in Open Market Transactions
  Major Progress Transitioning Classmates.com into a Leading Website for Nostalgic Content That Now Features High School Yearbooks, Movie Trailers, Music Tracks, and Photographic Images

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--November 3, 2010--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its third quarter ended September 30, 2010.

“Revenues and adjusted OIBDA came in above our guidance ranges for the quarter,” commented Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “And while 2010 has proven to be a challenging year for the company in many respects, during the quarter we repurchased 2.2 million shares of United Online common stock — our first stock repurchases in more than five years — underscoring our confidence in the company’s future.”

“I am encouraged by our progress managing the transition at Classmates.com to increasingly focus on nostalgic content,” Goldston added. “In a matter of months, we have made major enhancements to the website that now showcases a large compilation of nostalgic content including high school yearbooks, movie trailers, music tracks, and photographic images. Today, Classmates members can rekindle memories of popular movies, television shows, music, sports moments, and lifestyle trends during any year of their choosing from the 1940s through the 1990s. Looking forward, we plan to substantially increase the amount of nostalgic content available on Classmates.com to include a compelling range of vintage magazines, television commercials, newsreels, and other video content.”

“Separately, we announced today that FTD has entered into an exclusive agreement with Batesville Casket Company, one of the leaders in the very important sympathy category, to provide customized, co-branded floral websites to participating licensed funeral homes in the U.S. and Canada,” Goldston said. “We believe the partnership will be beneficial for our floral network members and will expand our presence in this critical market. In addition, we structured the Batesville agreement so that the vast majority of the floral orders generated will be fulfilled by members of FTD’s floral network.”

Summary Results for Third Quarter Ended September 30, 2010:

The following table summarizes key financial results for the third quarter ended September 30, 2010:

	(in millions, except per share and percentage figures)
Financial Highlights	Q3 2010	Q3 2009	% Change
FTD revenues	$ 105.0	$ 107.5	(2%)
Classmates Media revenues	49.1	58.7	(16%)
Communications revenues	40.2	50.7	(21%)
Intersegment eliminations	(0.8)	(0.7)	N/A
Consolidated revenues	$ 193.5	$ 216.2	(10%)

GAAP operating income	$ 25.6	$ 32.7	(22%)

Adjusted OIBDA(1)	$ 46.4	$ 57.5	(19%)

GAAP net income applicable to common stockholders	$ 11.4	$ 14.9	(24%)
GAAP diluted net income per common share	$ 0.13	$ 0.18	(28%)

Adjusted net income applicable to common stockholders(2)	$ 21.5	$ 28.3	(24%)
Adjusted diluted net income per common share(2)	$ 0.25	$ 0.33	(24%)

  Consolidated revenues were $193.5 million, a decrease of 10% versus the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates of $2.7 million and adjusting for the decline in post-transaction marketing revenues, consolidated revenues would have decreased 6% versus the year-ago quarter.
  GAAP operating income was $25.6 million, a decrease of 22% versus the year-ago quarter.
  Adjusted OIBDA(1) was $46.4 million, a decrease of 19% versus the year-ago quarter.
  The decrease in the company’s post-transaction marketing revenues reduced, by approximately $6.7 million, the amount of consolidated revenues, operating income and adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  GAAP diluted net income per common share was $0.13, versus $0.18 in the year-ago quarter.
  Adjusted diluted net income per common share(2) was $0.25, versus $0.33 in the year-ago quarter.

Scott H. Ray, Executive Vice President and Chief Financial Officer, commented, “During the quarter, we repurchased 2.2 million shares of our common stock in open market transactions for $11.0 million and paid $9.3 million in cash dividends. Since declaring our first dividend in 2005, United Online has now made a total of $266 million in cash dividend payments. At September 30, 2010, our balance sheet remained strong and included nearly $90 million in cash and cash equivalents.”

Cash Flows and Balance Sheet Highlights:

  Cash flows from operating activities and free cash flow(3) for the quarter ended September 30, 2010 were $19.1 million and $15.8 million, a decrease of 32% and 33%, respectively, versus the year-ago quarter.
  For the nine months ended September 30, 2010, cash flows from operating activities and free cash flow were $95.4 million and $81.1 million, a decrease of 8% and 7%, respectively, versus the year-ago comparable period.
  Cash and cash equivalents at September 30, 2010 decreased by $5.2 million to $89.7 million from $94.9 million at June 30, 2010. The decrease in cash during the quarter reflects, among other factors, the company’s first common stock repurchases in open market transactions since 2005.
  Total debt, net of discounts, at September 30, 2010 was $277.1 million, an increase of $0.5 million from $276.6 million at June 30, 2010. The slight increase in debt related to the accretion of discounts during the quarter.
  Net debt at September 30, 2010 was $187.4 million, an increase of $5.8 million from $181.6 million at June 30, 2010, primarily reflecting the decrease in cash during the quarter. The company defines net debt as total debt, net of discounts, less cash and cash equivalents.

Dividends and Stock Repurchases:

  The company repurchased 2.2 million common shares in open market transactions during the quarter for $11.0 million, resulting in an average cost of $5.07 per share.
  The company paid $9.3 million in cash dividends during the quarter.
  The company’s Board of Directors recently declared a quarterly cash dividend of $0.10 per share that is payable on November 30, 2010 to stockholders of record on November 12, 2010.

Segment Results for Third Quarter Ended September 30, 2010:

FTD:

	(in millions, except percentages)			% Change @
Financial Highlights	Q3 2010	Q3 2009	% Change	Constant Currency
Products revenues	$77.8	$77.9	—
Services revenues	27.1	28.5	(5%)
Advertising revenues	0.1	1.1	(87%)
Segment revenues	$105.0	$107.5	(2%)	(1%)

Segment income from operations	$12.7	$15.3	(17%)
Segment adjusted OIBDA(1)	$14.2	$17.3	(18%)
as a % of segment revenues(1)	13.5%	16.1%

				% Change @
Metrics Highlights	Q3 2010	Q3 2009	% Change	Constant Currency
Consumer orders(4) (in thousands)	1,085	1,075	1%
Average order value(4)	$60.77	$61.29	(1%)	1%
British Pound / U.S. Dollar exchange rate (average)	1.55	1.64	(5%)

  Segment revenues were $105.0 million, a decrease of 2% versus the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates of $1.7 million and adjusting for the decline in post-transaction marketing revenues, segment revenues would have been essentially flat year over year.
  Segment adjusted OIBDA(1) was $14.2 million, a decrease of 18% versus the year-ago quarter. The decrease primarily reflects the decrease in the segment’s post-transaction marketing revenues and changes in the mix of consumer orders derived from various marketing channels that resulted in an increased level of product discounts in the 2010 quarter.
  The decrease in the segment’s post-transaction marketing revenues reduced, by approximately $1.0 million, the amount of segment revenues, segment income from operations and segment adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  Consumer orders(4) were 1.1 million, an increase of 1% versus the year-ago quarter.
  Average order value(4) (“AOV”) was $60.77, a 1% decrease versus an AOV of $61.29 in the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates, AOV increased 1% versus the year-ago quarter.

Classmates Media:

	(in millions, except percentages)
Financial Highlights	Q3 2010	Q3 2009	% Change
Services revenues	$ 33.2	$ 38.3	(13%)
Advertising revenues	15.9	20.4	(22%)
Segment revenues	$ 49.1	$ 58.7	(16%)

Segment income from operations	$ 11.8	$ 17.0	(31%)
Segment adjusted OIBDA(1)	$ 13.8	$ 20.4	(32%)
as a % of segment revenues(1)	28.2%	34.8%

	(in thousands, except percentages)
Metrics Highlights	Q3 2010	Q3 2009	% Change
Segment pay accounts(5)	4,795	4,785	—
Net quarterly growth (decline) in segment pay accounts(5)	(187)	164	N/A
Segment active accounts(5)	15.0	16.9	(11%)
ARPU(6)	$ 2.26	$ 2.71	(17%)

  Segment revenues were $49.1 million, a decrease of 16% versus the year-ago quarter. The decrease primarily reflects a decrease in the segment’s post-transaction marketing revenues as well as a decline in average monthly revenue per pay account (“ARPU”) versus the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates of $1.0 million and adjusting for the decline in post-transaction marketing revenues, segment revenues would have decreased 5% year over year.
  Segment adjusted OIBDA was $13.8 million, a decrease of 32% versus the year-ago quarter.
  The decrease in the segment’s post-transaction marketing revenues reduced, by approximately $5.7 million, the amount of segment revenues, segment income from operations and segment adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  Segment pay accounts(5) at September 30, 2010 were 4.8 million, a decline of 4% versus June 30, 2010 and essentially flat versus September 30, 2009.

Communications:

	(in millions, except percentages)
Financial Highlights	Q3 2010	Q3 2009	% Change
Services revenues	$32.9	$42.1	(22%)
Advertising revenues	7.3	8.6	(16%)
Segment revenues	$40.2	$50.7	(21%)

Segment income from operations	$15.8	$15.6	1%
Segment adjusted OIBDA(1)	$18.4	$19.7	(7%)
as a % of segment revenues(1)	45.7%	39.0%

	(in thousands, except percentages)
Metrics Highlights	Q3 2010	Q3 2009	% Change
Segment pay accounts(5)	1,096	1,440	(24%)
ARPU(6)	$9.58	$9.43	2%

  Segment revenues were $40.2 million, a decrease of 21% versus the year-ago quarter, primarily due to a continuing decline in segment pay accounts.
  Segment adjusted OIBDA was $18.4 million, a decrease of 7% versus the year-ago quarter.
  Segment pay accounts at September 30, 2010 were 1.1 million, a decrease of 24% versus 1.4 million at September 30, 2009.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Fourth-Quarter 2010 Guidance:

Fourth-Quarter 2010 (in millions)	Guidance
Revenues	$223.0 ─ $229.0
Adjusted OIBDA(1)	$45.0 ─ $50.0

Fourth-Quarter 2010 Supplemental Information (in millions)	Guidance
Net interest expense	$5.7
Shares used to calculated diluted net income per common share	86.6
Shares used to calculated adjusted diluted net income per common share(2)	86.7

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

Fourth-Quarter 2010 (in millions)	Guidance
Operating Income	$23.9 ─ $28.9
Depreciation	6.7
Amortization of intangible assets	7.9
Stock-based compensation	6.5
Adjusted OIBDA(1)	$45.0 ─ $50.0

Investor Conference Call on November 3, 2010 at 5:00 p.m. ET (2:00 p.m. PT):

United Online will host a conference call on November 3, 2010 at 5:00 p.m. ET (2:00 p.m. PT) to discuss its third quarter 2010 results. To participate, please dial 888-389-5997 (or 719-457-2631 outside of the U.S.) and provide the confirmation code, 7731449. A live webcast of the call, along with a presentation containing financial highlights for the third quarter ended September 30, 2010, can also be accessed through the “investors” section of the company’s website located at www.unitedonline.com. The presentation and a replay of the broadcast will be available on the website for seven days, or by dialing 888-203-1112 (or 719-457-0820 outside of the U.S.) and the confirmation code, 7731449.

Non-GAAP Measures:

In evaluating the company’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): adjusted OIBDA, adjusted net income and free cash flow. These measures are adjusted to exclude certain non-cash expenses such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets. In addition, these measures are adjusted to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company’s business operations or are not reflective of the company’s core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. For example, certain restructuring charges may be considered recurring given the company’s ongoing efforts to be more cost effective and efficient, certain litigation or dispute settlement charges or gains may be viewed as recurring given that the company is continually involved in, and resolving, litigation, arbitration, investigations, disputes and similar matters, and certain transaction-related costs may be deemed recurring given the company’s regular evaluation of potential transactions. Notwithstanding that certain charges, costs or gains may be considered recurring, in order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges, costs or gains because they are not reflective of the company’s core results and tend to vary based on timing, frequency and magnitude.

Restructuring Charges – Restructuring charges consist primarily of severance expense, facility closure and relocation costs.

Litigation or Dispute Settlement Charges or Gains – These charges or gains include estimated losses for which we have established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the company related to such matters are also included in these adjustments.

Transaction-Related Costs – The company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, including (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. The compensation expenses may include transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

During the first quarter of 2010, in connection with the updated guidance issued by the Securities and Exchange Commission (“SEC”) in January 2010, the company updated its definitions of non-GAAP measures to modify the definition of restructuring charges and to include litigation or dispute settlement charges or gains and transaction-related costs. Such changes were made on a prospective basis and prior periods have not been adjusted. Comparable charges for the quarter and nine months ended September 30, 2009 were not material.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization (“adjusted OIBDA”) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring charges; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company's core operating results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company's performance. The company's board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables. In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company's Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (1) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the segment’s core operating results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about such charges, gains and costs by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; impairment of goodwill, intangible assets and long-lived assets; restructuring charges; litigation or dispute settlement charges or gains; transaction-related costs; and the re-measurement of certain deferred tax assets. Adjusted diluted net income per common share includes the adjustment for shares resulting from the elimination of stock-based compensation. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income per common share” do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and cash received for litigation or dispute settlement gains, and plus the excess tax benefits from equity awards, cash paid for restructuring charges, cash paid for litigation or dispute settlement charges, and cash paid for transaction-related costs. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring charges, cash paid or received for litigation or dispute settlement charges or gains, and cash paid for transaction-related costs. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(4) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites and various telephone numbers. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. This average U.S. Dollar amount is determined after translating the local currency amounts received for orders delivered in the U.K. and the Republic of Ireland into U.S. Dollars. Average order value includes merchandise revenue and shipping and service fees paid by the consumer, less certain discounts and certain refunds.

(5) A pay account is defined as a member who has subscribed to, and paid for, our Classmates Media or Communications services, and whose subscription has not terminated or expired. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. At any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Classmates Media segment active accounts are defined as the sum of all social networking pay accounts as of the date presented; the monthly average for the period of all free social networking accounts who have visited the company’s domestic or international social networking websites (excluding The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free Internet access and email accounts that logged on to the company’s services at least once during the preceding 31 days.

(6) ARPU is calculated by dividing services revenues generated from the pay accounts of our Classmates Media or Communications segment, as applicable, for a period by the average number of pay accounts for that period, divided by the number of months in that period.

(7) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for that period, divided by the number of months in that period.

About United Online®:

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 60 million registered consumer accounts. The company’s floral and related offerings include products and services for consumers and retail florists, as well as for other retail locations offering floral products and services, in the U.S., Canada, the United Kingdom, and the Republic of Ireland. The floral business utilizes the highly recognized FTD (www.ftd.com) and Interflora (www.interflora.co.uk) brands, both supported by the Mercury Man logo that is displayed in more than 40,000 retail floral shops worldwide. The company’s Classmates Media services include online social networking (www.classmates.com) and online loyalty marketing (www.mypoints.com) in North America. Classmates Media also operates online social networking websites in a number of European countries. The company’s Communications services include value-priced Internet access and email provided by NetZero (www.netzero.com) and Juno (www.juno.com).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., the United Kingdom, Germany, and India. More information about United Online is available on the company’s website located at: www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; stock-based compensation; and planned business initiatives, products, services and features. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the severity and duration of current economic conditions; risks associated with the commercialization of new products, services or features or the success of new business models; risks associated with litigation and governmental regulations or investigations, including reviews of business practices such as marketing, billing, renewal, and post-transaction sales practices; changes in the floral industry; the company’s inability to retain or grow its free and pay accounts and the members of the floral network; the effect of competition; changes in marketing conditions and laws; the company’s inability to maintain or increase its advertising revenues; changes in the online advertising market; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; the effects of seasonality; the company’s inability to enforce or defend its ownership and use of intellectual property; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits; the company’s inability to achieve the expected benefits of its reductions-in-force or any other cost-reduction initiatives; that the company will incur restructuring and related charges; problems associated with the company’s operations, systems or technologies; the company’s inability to retain key customers, vendors and personnel; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Services	$115,781	$138,337	$363,734	$434,919
Products	77,760	77,869	324,218	305,723
Total revenues	193,541	216,206	687,952	740,642
Operating expenses:
Cost of revenues-services (a)	25,008	26,274	75,688	83,879
Cost of revenues-products (a)	59,386	58,288	244,799	223,466
Sales and marketing(a)	34,783	46,146	133,926	155,584
Technology and development(a)	14,334	15,700	42,329	49,637
General and administrative(a)	26,333	28,111	84,576	88,632
Amortization of intangible assets	8,020	9,013	24,298	26,252
Restructuring charges	70	-	1,061	-
Total operating expenses	167,934	183,532	606,677	627,450

Operating income	25,607	32,674	81,275	113,192

Interest income	382	498	1,259	1,184
Interest expense	(5,471)	(7,542)	(18,934)	(24,547)
Other income (expense), net	(40)	567	95	698

Income before income taxes	20,478	26,197	63,695	90,527
Provision for income taxes	8,319	10,042	26,358	38,052
Net income	$12,159	$16,155	$37,337	$52,475
Income allocated to participating securities	(747)	(1,222)	(2,334)	(3,491)
Net income applicable to common stockholders	$11,412	$14,933	$35,003	$48,984

Basic net income per common share	$0.13	$0.18	$0.40	$0.59
Shares used to calculate basic net income per common share	86,649	84,028	86,479	83,372
Diluted net income per common share	$0.13	$0.18	$0.40	$0.58
Shares used to calculate diluted net income per common share	87,069	84,688	87,134	83,807

Shares outstanding at end of period	85,565	84,236	85,565	84,236

(a) Stock-based compensation was allocated as follows:
Cost of revenues-services	$112	$201	$426	$728
Cost of revenues-products	7	20	37	20
Sales and marketing	976	1,421	3,179	4,120
Technology and development	722	1,202	2,550	3,713
General and administrative	4,875	6,748	14,721	20,623
Total stock-based compensation	$6,692	$9,592	$20,913	$29,204

UNITED ONLINE, INC.
Unaudited Reconciliations of Non-GAAP Financial Measures
(in thousands)

Unaudited Reconciliation of Operating Income to Adjusted OIBDA (1)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating income	$25,607	$32,674	$81,275	$113,192
Depreciation	6,604	6,177	20,168	18,809
Amortization of intangible assets	8,054	9,013	24,335	26,252
Operating income before depreciation and amortization	40,265	47,864	125,778	158,253
Stock-based compensation	6,692	9,592	20,913	29,204
Restructuring charges	70	-	1,061	-
Litigation or dispute settlement charges (gains)	(600)	-	1,367	-
Transaction-related costs	-	-	1,989	-
Adjusted OIBDA	$46,427	$57,456	$151,108	$187,457

Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
FTD:
Segment income from operations	$12,680	$15,253	$44,302	$58,392
Stock-based compensation	1,701	2,005	5,576	6,058
Restructuring charges	70	-	1,152	-
Litigation or dispute settlement charges (gains)	(240)	-	400	-
Transaction-related costs	-	-	659	-
Segment adjusted OIBDA	$14,211	$17,258	$52,089	$64,450

Classmates Media:
Segment income from operations	$11,790	$16,998	$32,844	$43,276
Stock-based compensation	2,415	3,451	6,730	10,881
Restructuring benefits	-	-	(91)	-
Litigation or dispute settlement charges (gains)	(360)	-	967	-
Transaction-related costs	-	-	663	-
Segment adjusted OIBDA	$13,845	$20,449	$41,113	$54,157

Communications:
Segment income from operations	$15,795	$15,613	$48,632	$56,585
Stock-based compensation	2,576	4,136	8,607	12,265
Transaction-related costs	-	-	667	-
Segment adjusted OIBDA	$18,371	$19,749	$57,906	$68,850

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$12,159	$16,155	$37,337	$52,475
Income allocated to participating securities	(747)	(1,222)	(2,334)	(3,815)
Net income applicable to common stockholders	11,412	14,933	35,003	48,660

Adjustments:
Stock-based compensation	6,692	9,592	20,913	29,204
Amortization of intangible assets	8,054	9,013	24,335	26,252
Restructuring charges	70	-	1,061	-
Litigation or dispute settlement charges (gains)	(600)	-	1,117	-
Transaction-related costs	-	-	1,989	-
	25,628	33,538	84,418	104,116

Income tax effect of adjusting entries	(4,142)	(5,259)	(14,873)	(15,706)
Adjusted net income applicable to common stockholders	$21,486	$28,279	$69,545	$88,410

GAAP net income per common share:
Basic net income per common share	$0.13	$0.18	$0.40	$0.59
Shares used to calculate basic net income per common share	86,649	84,028	86,479	83,372
Diluted net income per common share	$0.13	$0.18	$0.40	$0.58
Shares used to calculate diluted net income per common share	87,069	84,688	87,134	83,807

Adjusted net income per common share:
Adjusted basic net income per common share	$0.25	$0.34	$0.80	$1.06
Shares used to calculate adjusted basic net income per common share	86,649	84,028	86,479	83,372
Adjusted diluted net income per common share	$0.25	$0.33	$0.80	$1.05
Shares used to calculate adjusted diluted net income per common share	87,119	84,878	87,240	84,075

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$89,680	$115,509
Accounts receivable, net	45,096	55,874
Deferred tax assets, net	15,711	15,797
Property and equipment, net	62,092	63,547
Goodwill and intangible assets, net	728,804	756,671
Other assets	34,418	42,536
Total assets	$975,801	$1,049,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$53,214	$71,668
Accrued liabilities	47,322	50,428
Member redemption liability	24,074	25,755
Deferred revenue	75,360	77,634
Debt, net of discounts	277,085	328,946
Deferred tax liabilities, net	40,477	44,788
Other liabilities	18,280	18,064
Total liabilities	535,812	617,283

Stockholders' equity	439,989	432,651

Total liabilities and stockholders' equity	$975,801	$1,049,934

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,159	$16,155	$37,337	$52,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	21,350	24,782	65,416	74,265
Provision for doubtful accounts receivable	1,525	1,811	4,070	4,687
Accretion of discounts and amortization of debt issue costs	617	1,061	3,337	3,883
Deferred taxes and other	(1,385)	1,130	(4,114)	(4,089)
Tax shortfalls from equity awards	(423)	(1,078)	(521)	(2,704)
Excess tax benefits from equity awards	(93)	(81)	(442)	(94)
Change in operating assets and liabilities:
Accounts receivable	(4,253)	(4,638)	6,414	2,211
Other assets	430	2,466	7,280	10,312
Accounts payable and accrued liabilities	(10,264)	(9,905)	(20,504)	(33,933)
Member redemption liability	78	74	(1,681)	(1,086)
Deferred revenue	(640)	(3,049)	(1,624)	(1,254)
Other liabilities	31	(507)	453	(398)
Net cash provided by operating activities	19,132	28,221	95,421	104,275

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,918)	(4,758)	(19,064)	(17,190)
Purchases of rights, content and intellectual property	(1,035)	-	(2,205)	-
Proceeds from sales of assets, net	170	-	219	14
Net cash used for investing activities	(5,783)	(4,758)	(21,050)	(17,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	-	(9,452)	(54,819)	(42,930)
Proceeds from exercises of stock options	243	410	254	535
Proceeds from employee stock purchase plan	-	-	2,612	2,490
Repurchases of common stock	(12,430)	(1,843)	(19,125)	(5,217)
Dividends and dividend equivalents paid on outstanding shares and restricted stock units	(9,342)	(9,203)	(27,804)	(27,118)
Excess tax benefits from equity awards	93	81	442	94
Net cash used for financing activities	(21,436)	(20,007)	(98,440)	(72,146)

Effect of foreign currency exchange rate changes on cash and cash equivalents	2,838	546	(1,760)	1,957

Change in cash and cash equivalents	(5,249)	4,002	(25,829)	16,910
Cash and cash equivalents, beginning of period	94,929	117,422	115,509	104,514
Cash and cash equivalents, end of period	$89,680	$121,424	$89,680	$121,424

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(3)
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$19,132	$28,221	$95,421	$104,275
Adjustments:
Capital expenditures	(4,918)	(4,758)	(19,064)	(17,190)
Excess tax benefits from equity awards	93	81	442	94
Cash paid for restructuring charges	304	-	1,163	-
Cash paid for litigation or dispute settlement charges	1,185	-	1,102	-
Cash paid for transaction-related costs	-	-	1,994	-
Free cash flow	$15,796	$23,544	$81,058	$87,179

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
FTD
Revenues:
Services	$27,145	$28,535	$89,421	$93,690
Products	77,760	77,869	324,218	305,723
Advertising	141	1,122	763	5,316
Total revenues	105,046	107,526	414,402	404,729

Operating expenses:
Cost of revenues	64,149	62,995	259,663	238,701
Sales and marketing	16,524	16,757	71,541	67,684
Technology and development	3,319	3,462	10,570	10,319
General and administrative	10,284	10,236	33,072	33,100
Amortization of intangible assets	6,491	6,698	19,728	19,891
Restructuring charges	70	-	1,152	-
Total operating expenses	100,837	100,148	395,726	369,695

Operating income	4,209	7,378	18,676	35,034

Depreciation	1,980	1,177	5,898	3,467
Amortization of intangible assets	6,491	6,698	19,728	19,891
Segment income from operations	12,680	15,253	44,302	58,392
Stock-based compensation	1,701	2,005	5,576	6,058
Restructuring charges	70	-	1,152	-
Litigation or dispute settlement charges (gains)	(240)	-	400	-
Transaction-related costs	-	-	659	-
Segment adjusted OIBDA	$14,211	$17,258	$52,089	$64,450

Classmates Media
Revenues:
Services	$33,203	$38,283	$100,368	$115,222
Advertising	15,902	20,399	48,023	60,088
Total revenues	49,105	58,682	148,391	175,310

Operating expenses:
Cost of revenues	10,299	9,416	29,488	30,206
Sales and marketing	14,579	19,229	47,716	58,318
Technology and development	6,592	6,299	18,450	21,148
General and administrative	8,730	9,288	28,276	30,074
Amortization of intangible assets	1,267	2,053	3,784	5,572
Restructuring benefits	-	-	(91)	-
Total operating expenses	41,467	46,285	127,623	145,318

Operating income	7,638	12,397	20,768	29,992

Depreciation	2,851	2,548	8,255	7,712
Amortization of intangible assets	1,301	2,053	3,821	5,572
Segment income from operations	11,790	16,998	32,844	43,276
Stock-based compensation	2,415	3,451	6,730	10,881
Restructuring benefits	-	-	(91)	-
Litigation or dispute settlement charges (gains)	(360)	-	967	-
Transaction-related costs	-	-	663	-
Segment adjusted OIBDA	$13,845	$20,449	$41,113	$54,157

Communications
Revenues:
Services	$32,896	$42,050	$105,179	$135,757
Advertising	7,269	8,629	22,266	27,047
Total revenues	40,165	50,679	127,445	162,804

Operating expenses:
Cost of revenues	10,144	12,187	31,759	38,608
Sales and marketing	4,257	10,805	16,532	31,612
Technology and development	4,423	5,939	13,309	18,170
General and administrative	7,319	8,587	23,228	25,460
Amortization of intangible assets	262	262	786	788
Total operating expenses	26,405	37,780	85,614	114,638

Operating income	13,760	12,899	41,831	48,166

Depreciation	1,773	2,452	6,015	7,630
Amortization of intangible assets	262	262	786	789
Segment income from operations	15,795	15,613	48,632	56,585
Stock-based compensation	2,576	4,136	8,607	12,265
Transaction-related costs	-	-	667	-
Segment adjusted OIBDA	$18,371	$19,749	$57,906	$68,850

Consolidated adjusted OIBDA	$46,427	$57,456	$151,108	$187,457

Reconciliation of segment revenues to consolidated revenues:
FTD	$105,046	$107,526	$414,402	$404,729
Classmates Media	49,105	58,682	148,391	175,310
Communications	40,165	50,679	127,445	162,804
Intersegment eliminations	(775)	(681)	(2,286)	(2,201)
Consolidated revenues	$193,541	$216,206	$687,952	$740,642

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$100,837	$100,148	$395,726	$369,695
Classmates Media	41,467	46,285	127,623	145,318
Communications	26,405	37,780	85,614	114,638
Intersegment eliminations	(775)	(681)	(2,286)	(2,201)
Consolidated operating expenses	$167,934	$183,532	$606,677	$627,450

Reconciliation of segment income from operations to consolidated operating income:
FTD	$12,680	$15,253	$44,302	$58,392
Classmates Media	11,790	16,998	32,844	43,276
Communications	15,795	15,613	48,632	56,585
Total segment income from operations	40,265	47,864	125,778	158,253
Depreciation	(6,604)	(6,177)	(20,168)	(18,809)
Amortization of intangible assets	(8,054)	(9,013)	(24,335)	(26,252)
Consolidated operating income	$25,607	$32,674	$81,275	$113,192

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Consolidated:
Revenues (in thousands)	$193,541	$242,686	$251,725	$249,490	$216,206

FTD:
Revenues (in thousands)	$105,046	$152,669	$156,687	$141,116	$107,526
% of consolidated revenues	54%	63%	62%	57%	50%

Consumer orders(4) (in thousands)	1,085	1,851	1,813	1,594	1,075
Average order value(4)	$60.77	$58.76	$59.42	$60.14	$61.29
Average foreign currency exchange rate: GBP to USD	1.55	1.49	1.54	1.63	1.64

Classmates Media:
Segment revenues (in thousands)	$49,105	$48,784	$50,502	$60,712	$58,682
% of consolidated revenues	25%	20%	20%	24%	27%

Pay accounts(5) (in thousands)	4,795	4,982	4,988	4,886	4,785
Segment churn(7)	3.5%	3.1%	3.2%	3.8%	3.8%
ARPU(6)	$2.26	$2.22	$2.29	$2.53	$2.71
Segment active accounts(5) (in millions)	15.0	16.1	17.5	19.4	16.9

Communications:
Segment revenues (in thousands)	$40,165	$42,039	$45,241	$48,429	$50,679
% of consolidated revenues	21%	17%	18%	19%	23%

Pay accounts(5) (in thousands):
Access	801	880	967	1,036	1,118
Other	295	300	306	314	322
Total Communications pay accounts	1,096	1,180	1,273	1,350	1,440

Segment churn(7)	4.0%	4.2%	4.3%	4.4%	4.6%
ARPU(6)	$9.58	$9.57	$9.41	$9.43	$9.43
Segment active accounts(5) (in millions)	1.9	2.0	2.1	2.2	2.3

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

CONTACT:
United Online, Inc.
Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com
or
Press:
Scott Matulis
818-287-3388
pr@untd.com